                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG


                                   CNET, INC.

                                 CNET SUB, INC.

                                       AND


                                  MYSIMON INC.



                                JANUARY 19, 2000

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   THE MERGER

SECTION 1.01.              The Merger.........................................................................2
SECTION 1.02.              Closing; Closing Date; Effective Time..............................................2
SECTION 1.03.              Effect of the Merger...............................................................3
SECTION 1.04.              Articles of Incorporation; Bylaws..................................................3
SECTION 1.05.              Directors and Officers.............................................................3
SECTION 1.06.              Effect on Capital Stock............................................................3
SECTION 1.07.              Adjustment of Merger Consideration.................................................5
SECTION 1.08.              No Further Ownership Rights in Company Stock.......................................5
SECTION 1.09.              No Fractional Shares...............................................................6
SECTION 1.10.              Shares of Dissenting Shareholders..................................................6

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

SECTION 2.01.              Exchange Agent.....................................................................6
SECTION 2.02.              Exchange Procedures................................................................6
SECTION 2.03.              Distributions with Respect to Unexchanged Shares...................................7
SECTION 2.04.              Termination of Exchange Fund.......................................................7
SECTION 2.05.              No Liability.......................................................................8
SECTION 2.06.              Lost Certificates..................................................................8
SECTION 2.07.              Withholding Rights.................................................................8
SECTION 2.08.              Further Assurances.................................................................8
SECTION 2.09.              Stock Transfer Books...............................................................8

                                   ARTICLE III

                           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.              Organization and Qualification; Subsidiaries.......................................9
SECTION 3.02.              Charter and Bylaws.................................................................9
SECTION 3.03.              Capitalization.....................................................................9
SECTION 3.04.              Authority..........................................................................11
SECTION 3.05.              No Conflict; Required Filings and Consents.........................................11
SECTION 3.06.              Permits; Compliance................................................................12
SECTION 3.07.              Financial Statements...............................................................12
SECTION 3.08.              Absence of Certain Changes or Events...............................................13

SECTION 3.09.              No Undisclosed Liabilities.........................................................14
SECTION 3.10.              Absence of Litigation..............................................................14
SECTION 3.11.              Employee Benefit Plans; Labor Matters..............................................14
SECTION 3.12.              Taxes..............................................................................17
SECTION 3.13.              Tax Matters........................................................................18
SECTION 3.14.              Certain Business Practices.........................................................18
SECTION 3.15.              Insurance..........................................................................18
SECTION 3.16.              Properties.........................................................................19
SECTION 3.17.              Certain Material Contracts.........................................................19
SECTION 3.18.              Intellectual Property..............................................................20
SECTION 3.19.              Year 2000 Compliance...............................................................21
SECTION 3.20.              Vote Required......................................................................21
SECTION 3.21               Brokers............................................................................21
SECTION 3.22               Insider Transactions...............................................................22

                                   ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES

SECTION 4.01.              Organization and Qualification.....................................................22
SECTION 4.02.              Charter and Bylaws.................................................................22
SECTION 4.03.              Capitalization.....................................................................22
SECTION 4.04.              Authority..........................................................................23
SECTION 4.05.              No Conflict; Required Filings and Consent..........................................23
SECTION 4.06.              SEC Reports; Financial Statements..................................................24
SECTION 4.07.              Tax Matters........................................................................25
SECTION 4.08.              Vote Required......................................................................25
SECTION 4.09.              Brokers............................................................................25

                                    ARTICLE V

                                    COVENANTS

SECTION 5.01.              Affirmative Covenants of the Company...............................................25
SECTION 5.02.              Negative Covenants of the Company..................................................25
SECTION 5.03.              Parent Covenants...................................................................27
SECTION 5.04               Access and Information.............................................................28
SECTION 5.05               No Solicitation by Company.........................................................29

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01.              Fairness Hearing...................................................................30
SECTION 6.02               Registration Statement; Proxy Statement............................................31


SECTION 6.03.              Meetings of Shareholders...........................................................32
SECTION 6.04.              Appropriate Action; Consents; Filings..............................................32
SECTION 6.05.              Public Announcements...............................................................34
SECTION 6.06               Nasdaq Listing.....................................................................34
SECTION 6.07               Stock Option Plans.................................................................34
SECTION 6.08               Merger Sub.........................................................................35
SECTION 6.09               Affiliates; Pooling; Tax Treatment.................................................35
SECTION 6.10               Employee Benefit Plans.............................................................35
SECTION 6.11               Indemnification of Directors and Officers..........................................36


                                   ARTICLE VII

                               CLOSING CONDITIONS

SECTION 7.01.              Conditions to Obligations of Each Party Under This Agreement.......................36
SECTION 7.02.              Additional Conditions to Obligations of the Parent Companies.......................37
SECTION 7.03.              Additional Conditions to Obligations of the Company................................38

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.              Termination........................................................................39
SECTION 8.02.              Effect of Termination..............................................................40
SECTION 8.03.              Amendment..........................................................................41
SECTION 8.04.              Waiver.............................................................................41
SECTION 8.05.              Fees, Expenses and Other Payments..................................................41

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01.              Effectiveness of Representations, Warranties and Agreements........................42
SECTION 9.02.              Notices............................................................................42
SECTION 9.03.              Certain Definitions................................................................43
SECTION 9.04.              Headings...........................................................................44
SECTION 9.05.              Severability.......................................................................44
SECTION 9.06.              Entire Agreement...................................................................45
SECTION 9.07.              Assignment.........................................................................45
SECTION 9.08.              Parties in Interest................................................................45
SECTION 9.09.              Specific Performance...............................................................45
SECTION 9.10.              Failure or Indulgence Not Waiver; Remedies Cumulative..............................45
SECTION 9.11.              Governing Law......................................................................45
SECTION 9.12.              Counterparts.......................................................................45


                                    EXHIBITS

A  -     Form of Option Agreement
B  -     Form of Support Agreement
C  -     Form of Noncompetition Agreement
D  -     Form of Company Affiliate Letter
E  -     Form of Parent Affiliate Letter
F  -     Form of Company Counsel Opinion
G  -     Form of Parent Counsel Opinion

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 19, 2000, is among CNET, Inc., a Delaware corporation ("Parent"), CNET Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent ("Merger Sub"), and mySimon Inc., a California corporation (the "Company"). Parent and Merger Sub are sometimes referred to herein as the "Parent Companies."

                                    RECITALS

         WHEREAS, the parties hereto desire Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of California ("California Law") and the General Corporation Law of the State of Delaware ("Delaware Law"), to merge with and into the Company (the "Merger"), and pursuant thereto, the issued and outstanding shares of capital stock of the Company (the "Company Stock") not owned directly or indirectly by the Company or the Parent Companies or their respective subsidiaries shall be converted into the right to receive shares of common stock, $.0001 par value, of Parent (the "Parent Common Stock"), as set forth herein;

         WHEREAS, the Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Parent has determined that the Merger is fair to, and in the best interests of, Parent and its shareholders and has approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and Parent, as the sole shareholder of Merger Sub, will adopt this Agreement promptly after the execution hereof by the parties hereto;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the United States Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, for financial accounting purposes, it is intended that the Merger be treated as a "pooling of interests";

         WHEREAS, Parent has requested, and the Company has agreed, as a condition and an inducement to Parent's willingness to enter into this Agreement, that the Company enter into that certain Option Agreement, dated as of the date hereof and attached hereto as Exhibit A (the "Option Agreement"), pursuant to which the Company has granted Parent an option to purchase shares of the Company's common stock exercisable upon the occurrence of certain events; and

         WHEREAS, Parent has requested, and certain shareholders of the Company have agreed, as a condition and an inducement to Parent's willingness to enter into this Agreement, that certain shareholders of the Company enter into support agreements with Parent, dated as of the date hereof in the form attached hereto as Exhibit B (the "Support Agreements"), pursuant to which such shareholders, among other things, agree to vote all the shares of Company Stock beneficially owned by such shareholders in favor of approval and adoption of this Agreement;

         WHEREAS, Parent has requested, and certain shareholders of the Company have agreed, as a condition and an inducement to Parent's willingness to enter into this Agreement, that such shareholders enter into noncompetition agreements with the Company, dated the date hereof and attached hereto as Exhibit C (the "Noncompetition Agreements");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    AGREEMENT

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with California Law and Delaware Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement are defined in Section 9.03 hereof.

         SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Spear Street Tower, One Market, San Francisco, California, as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions set forth in
Article VII, or at such other date, time and place as Parent and the Company may agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the California Secretary of State and the Delaware Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, California Law and Delaware Law (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, being the "Effective Time").

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law and Delaware Law.

         SECTION 1.04. Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation and thereafter shall continue to be its articles of incorporation until amended as provided therein and pursuant to California Law. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and pursuant to California Law.

         SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company Stock:

                  (a) Each share of Company Stock that is owned by the Company or any wholly-owned subsidiary of the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (b) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged as a share of capital stock of the Surviving Corporation.

                  (c) Each issued and outstanding share of Company Stock (other than Dissenting Shares (as defined in Section 1.10) and shares to be cancelled in accordance with Section 1.06(a)) shall be converted into the right to receive a number of fully paid and nonassessable shares of Parent Common Stock as follows:

                  (i) Each share of the Company's Series A preferred stock, no par value (the "Series A Preferred Stock"), shall be entitled to receive a number of Merger Consideration Shares (as defined in clause (d) below) equal to (A) the number of Merger Consideration Shares required to be distributed to a holder of a share of Series A Preferred Stock pursuant to the Company's articles of incorporation in satisfaction of the liquidation preference thereof (the "Series A Liquidation Preference"), plus the product of (B) the number of shares of the Company's common stock, no par value (the "Company Common Stock"), a share of Series A Preferred Stock would be converted into pursuant to the Company's articles of incorporation, times the

              Common Stock Exchange Ratio (as defined in clause (c)(v) below). Such amount is referred to herein as the "Series A Exchange Ratio."

                  (ii) Each share of the Company's Series B preferred
              stock, no par value (the "Series B Preferred Stock"), shall be entitled to receive a number of Merger Consideration Shares equal to (A) the number of Merger Consideration Shares required to be distributed to a holder of a share of Series B Preferred Stock pursuant to the Company's articles of incorporation in satisfaction of the liquidation preference thereof (the "Series B Liquidation Preference"), plus the product of (B) the number of shares of Company Common Stock a share of Series B Preferred Stock would be converted into pursuant to the Company's articles of incorporation, times the Common Stock Exchange Ratio. Such amount is referred to herein as the "Series B Exchange Ratio."

                  (iii) Each share of the Company's Series C preferred stock, no par value (the "Series C Preferred Stock"), shall be entitled to receive a number of Merger Consideration Shares equal to (A) the number of Merger Consideration Shares required to be distributed to a holder of a share of Series C Preferred Stock pursuant to the Company's articles of incorporation in satisfaction of the liquidation preference thereof (the "Series C Liquidation Preference"), plus the product of (B) the number of shares of Company Common Stock a share of Series C Preferred Stock would be converted into pursuant to the Company's articles of incorporation, times the Common Stock Exchange Ratio. Such amount is referred to herein as the "Series C Exchange Ratio."

                  (iv) Each share of the Company's Series D preferred stock, no par value (the "Series D Preferred Stock"), shall be entitled to receive a number of Merger Consideration Shares equal to (A) the number of Merger Consideration Shares required to be distributed to a holder of a share of Series D Preferred Stock pursuant to the Company's articles of incorporation in satisfaction of the liquidation preference thereof (the "Series D Liquidation Preference"), plus the product of (B) the number of shares of Company Common Stock a share of Series D Preferred Stock would be converted into pursuant to the Company's articles of incorporation, times the Common Stock Exchange Ratio. Such amount is referred to herein as the "Series D Exchange Ratio." As used herein, the term "Company Preferred Stock" shall mean collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

                  (v) Each share of Company Common Stock shall be entitled to receive a number of Merger Consideration Shares equal to (A) the difference of (i) the aggregate number of Merger Consideration Shares, minus (ii) the sum of the Series A Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference and the Series D Liquidation Preference, assuming the prior exercise of all warrants of the Company outstanding at the Effective Time to purchase shares of Series D Preferred Stock (the "Series D Warrants"), divided by (B) an amount equal to (X) the number of shares of Company Common Stock outstanding at the Effective Time, assuming (i) the prior exercise of all stock options of the Company, whether vested or unvested, to purchase shares of Company Common Stock (the "Stock Options"), (ii) the exercise of all warrants of the Company to purchase shares of Company Common Stock (the "Common Stock Warrants"), (iii) the conversion into Company Common Stock of all Company Preferred Stock and any other securities convertible into Company Common Stock, and (iv) the exercise of any other rights or obligations with respect to the issuance of Company Stock, plus (Y) 1,500,000. Such amount is referred to herein as the "Common Stock Exchange Ratio."

         As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.02, that number of shares of Parent Common Stock determined pursuant to the applicable Exchange Ratio and if applicable, cash pursuant to Section 1.09 (collectively, the "Merger Consideration").

                  (d) As used herein, "Merger Consideration Shares" shall mean that number of shares of Parent Common Stock equal to the quotient of
         (i) the sum of (A) $661,250,000, plus (B) the aggregate exercise price of all Stock Options, Series D Warrants and Common Stock Warrants that are either outstanding immediately prior to the Effective Time or were exercised after the date hereof and prior to the Effective Time, divided by (ii) $58.4625 (the "Parent Stock Value").

         SECTION 1.07 Adjustment of Merger Consideration. In the event that pursuant to a transaction announced after the date hereof and becoming effective prior to the Effective Time, there shall be a change in the class or number of shares of Company Stock or Parent Common Stock issued and outstanding by reason of any stock dividend, stock split, reclassification, recapitalization, combination or mandatory exchange of shares, then the Exchange Ratios shall be adjusted accordingly to eliminate the effects of such event.

         SECTION 1.08 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Stock (a "Certificate") in accordance with the terms hereof (including any cash paid pursuant to Section 1.09) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and from and after the Effective Time there shall be no further registration of transfers of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Article II.

         SECTION 1.09 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Stock Value, rounded to the nearest cent and without interest.

         SECTION 1.10 Shares of Dissenting Shareholders. Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Stock that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of California Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of California Law; provided, however, that if the status of any such shares as "dissenting shares" changes, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon surrender of the Certificate or Certificates representing such shares), without interest, Merger Consideration. The Company shall give Parent prompt notice of any notices or demands for payment in accordance with California Law for shares of Company Stock received by the Company, and Parent shall have the right to direct all proceedings, negotiations and actions taken by the Company in respect thereof.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

         SECTION 2.01 Exchange Agent. As of the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent and be reasonably acceptable to the Company (the "Exchange Agent") for the benefit of the holders of shares of Company Stock, for exchange or payment in accordance with this Section 2.01, through the Exchange Agent, (a) certificates evidencing such number of shares of Parent Common Stock equal to the aggregate number of shares of Parent Common Stock which may be issuable to holders of Common Stock in the Merger, and (b) any cash necessary to pay amounts due pursuant to Section
1.09 (such certificates for shares of Parent Common Stock and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with these Articles I and II, deliver the Parent Common Stock and cash contemplated to be issued out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

         SECTION 2.02 Exchange Procedures. As soon as reasonably practicable, and in no event later than five business days, after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that were converted into the right to receive shares of Parent Common Stock, (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify and which the Company shall have a reasonable opportunity to review prior to the Effective Time) and (b) instructions for use in effecting the surrender of the Certificates in exchange for shares of Parent Common Stock and cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and cash which such holder has the right to receive pursuant to the provisions of
Article I and this Article II and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and cash may be issued to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration as contemplated by this Article II.

         SECTION 2.03 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock to which such holder is entitled hereunder and no cash payment shall be paid to any such holder pursuant to Section 1.09 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be given to the record holder of the certificates representing whole shares of Parent Common Stock to which such holder is entitled hereunder, without interest, (a) at the time of such surrender, a certificate representing the number of whole shares of Parent Common Stock and the amount of any cash to which such holder is entitled pursuant to Section 1.09 and the amount of dividends or other distributions with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and a payment date prior to their date of issuance to such holder, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

         SECTION 2.04 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not previously complied with the provisions of this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock and cash and any dividends or distributions with respect to Parent Common Stock. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled therein.

         SECTION 2.05 No Liability. To the fullest extent permitted by law, none of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any holder of Company Stock or Parent Common Stock, as the case may be, for any shares (or dividends or distributions with respect thereto) and cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 2.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash.

         SECTION 2.07 Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as Parent or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by such party.

         SECTION 2.08 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 2.09 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Stock formerly represented thereby.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Parent Companies that, except as set forth in the relevant sections of the disclosure schedules delivered by the Company to Parent herewith (the "Company Schedules"):

         SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, could reasonably be expected to be materially adverse to the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except to the extent that any such change or effect results from changes in general economic conditions or changes affecting the industry generally in which the Company and Parent operate. Schedule 3.01 sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Neither the Company nor any of its subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity.

         SECTION 3.02. Charter and Bylaws. The Company has heretofore furnished to Parent complete and correct copies of the charter and the bylaws or the equivalent organizational documents, in each case as amended or restated, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its charter or bylaws (or equivalent organizational documents).

         SECTION 3.03. Capitalization.

                  (a) As of January 19, 2000, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock of which (w) 13,842,236 shares were issued and outstanding, (x) no shares were held in treasury by the Company, (y) 3,436,142 shares are reserved for future issuance pursuant to Stock Options granted pursuant to the mySimon Inc. 1998 Stock Option Plan (the "Option Plan"), and (z) 392,945 shares are reserved for issuance pursuant to the Common Stock Warrants, (ii) 2,857,142 shares of Series A Preferred Stock of which 2,857,142 are issued and outstanding, (iii) 6,000,000 shares of Series B Preferred Stock of which 1,800,000 are issued and outstanding, (iv) 5,000,000 shares of Series C Preferred Stock of which 920,712 are issued and outstanding, and (v) 18,000,000 shares of Series D Preferred Stock of which (x) 11,261,262 are issued and outstanding and (y) 4,331,250 shares are reserved for future issuance pursuant to the Series D Warrants. The holders, as of January 19, 2000, of Company Common Stock, Company Preferred Stock, Stock Options, Series D Warrants, Common Stock Warrants, and their respective ownership interests, are set forth in
         Schedule 3.03(a). Except as described in this Section 3.03, no shares of capital stock of the Company are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiary's voting rights, charges or other encumbrances of any nature whatsoever. All outstanding shares of Company Stock, Stock Options, Common Stock Warrants and Series D Warrants were issued in compliance with all applicable federal and state securities laws.

                  (b)(i) Except as set forth in Section 3.03(a) above or in
         Schedule 3.03(b)(i), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its subsidiaries is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue or sell any shares of the capital stock of the Company or any of its subsidiaries, by sale, lease, license or otherwise.

                  (ii) Except as set forth in Schedule 3.03(a), there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of the Company Stock or other capital stock of the Company, or the capital stock or other equity interests of any subsidiary of the Company; or (B) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person.

                  (iii) Neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for one percent or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of the Company set forth in Schedule 3.01).

                  (iv) Except for any agreements, arrangements or commitments between the Company and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

                  (c) The Company has delivered to Parent complete and correct copies of (i) the Option Plan and the forms of Stock Options issued pursuant to the Option Plan, including all amendments thereto, and (ii) all Stock Options which are not in the respective forms thereof provided under clause (i) above. Schedule 3.03(c) sets forth a complete and correct list of all outstanding Stock Options, including any not granted pursuant to the Option Plan, setting forth as of the date hereof (w) the number and type of Stock Options outstanding, (x) the exercise price of each outstanding Stock Option, (y) the number of Stock Options exercisable and (z) assuming no amendment or waiver of the terms thereof, the number of Stock Options which will become exercisable on account of the Merger or any other transaction contemplated hereby.

         SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the shareholders of the Company as described in
Section 3.20 hereof). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Option Agreement or to consummate the transactions contemplated hereby (subject to, with respect to the consummation of the Merger, the adoption of this Agreement by the shareholders of the Company as described in Section 3.20 hereof). This Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent Companies, constitute legal, valid and binding obligations of the Company.

         SECTION 3.05. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement and the Option Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) conflict with or violate any material federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties is bound or subject.

                  (b) The execution and delivery of this Agreement by the Company does not, and consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws or blue sky laws ("Blue Sky Laws"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger documents as required by California Law and Delaware Law.

         SECTION 3.06. Permits; Compliance. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits. Neither the Company nor any of its subsidiaries is in material conflict with, or in default or violation of (a) any Law applicable to the Company or any of its subsidiaries or by or to which any of their respective properties is bound or subject or (b) any of the Company Permits. Since January 1, 1998, neither the Company nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible material conflicts, defaults or violations of Laws.

         SECTION 3.07. Financial Statements.

                  (a) Schedule 3.07(a) includes true and complete copies of the following: (i) the unaudited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1998, including balance sheets as of such date and the related consolidated statements of operations, retained earnings and cash flows of the Company and its subsidiaries for the fiscal year ended on such date, and (ii) the unaudited consolidated financial statements of the Company and its subsidiaries for the nine months ended September 30, 1998 and September 30, 1999, including balance sheets as of such date, and the statements of operations, retained earnings and cash flows for the nine-month periods ended on such dates. The foregoing financial statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company and its subsidiaries.

                  (b) Except as set forth in Schedule 3.07(b), each of the foregoing financial statements (i) has been prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved and (ii) fairly present in all material respects the financial position of the Company and its subsidiaries and their respective assets and liabilities as of the respective dates thereof and the results of their operations, transactions and cash flows for the periods indicated, except that the interim financial statements are subject to normal and recurring year-end adjustments for recurring accruals, which will not be material individually or in the aggregate, and to the absence of footnote disclosure and other presentation items.

                  (c) Schedule 3.07(c) sets forth certain reasonable estimates of monthly traffic, unique visits, page views and click throughs to merchants for each of the twelve months ended December 31, 1999.

                  (d) All accounts receivable reflected in the consolidated balance sheet of the Company and its subsidiaries as of September 30, 1999 (the "Latest Balance Sheet") or generated since the date of the Latest Balance Sheet arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and will not be subject to counterclaim, set-off or other reduction.

         SECTION 3.08. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Schedule 3.08, since September 30, 1999, and through and including, in the case of clause (ix) below, the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company or any of its subsidiaries; (ii) any change by the Company or its subsidiaries in their accounting methods, principles or practices; (iii) except for dividends by a subsidiary of the Company to the Company or another subsidiary of the Company, any declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company Stock or the shares of stock of, or other equity interests in, any subsidiary of the Company, or any redemption, purchase or other acquisition by the Company or any of its subsidiaries of any of the Company's securities or any of the securities of any subsidiary of the Company; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company or its subsidiaries, except for (A) increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice or (B) the granting of stock options pursuant to the Option Plan in the ordinary course of business to employees of the Company or its subsidiaries; (v) any revaluation by the Company or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (vi) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company or any of its subsidiaries (other than this Agreement and the transactions contemplated hereby), including, without limitation, incurring or agreeing to incur capital expenditures in excess of $100,000; (vii) any material increase in indebtedness for borrowed money; (viii) the termination of employment (whether voluntary or involuntary) of any officer of the Company or any of its subsidiaries; or (ix) , any Company Material Adverse Effect.

         SECTION 3.09. No Undisclosed Liabilities. Except as set forth in
Schedule 3.09, none of the Company or any of its subsidiaries has any direct or indirect debts, liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise ("Liabilities"), except for (a) Liabilities fully reflected in the Latest Balance Sheet and related financial statement notations; (b) Liabilities incurred in the ordinary course of business and consistent with past practice since September 30, 1999; and (c) obligations to be performed in the ordinary course of business under the Material Contracts (as defined in Section 3.17) or under agreements that do not constitute Material Contracts.

         SECTION 3.10. Absence of Litigation. Except as set forth in Schedule 3.10, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any material properties or rights of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, other than any of the above not reflected on Schedule 3.10 that could not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.11. Employee Benefit Plans; Labor Matters.

                  (a) Set forth in Schedule 3.11(a) is a complete and correct list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, workers compensation, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by the

         Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee or former director of the Company or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans"). As used herein, "ERISA Affiliate" means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Section 414 of the Code.

                  (b) Except as set forth in Schedule 3.11(b), no written or oral representations have been made by the Company, or to the knowledge of the Company, by any ERISA Affiliate, to any employee, officer or director or former employee, officer or director of the Company or its subsidiaries promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B or similar state law). The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Employee Plans) due to any employee, officer or director or former employee, officer or director of the Company or its subsidiaries.

                  (c) Except as set forth in Schedule 3.11(c), all employees of the Company and its subsidiaries are terminable at the will of the Company, and neither the Company, nor any present or former director, or officer, employee or agent of the Company has made any binding commitments of the Company or any of its subsidiaries, written or verbal, to any present or former director, officer, agent or employee concerning his term, condition, benefits or employment (other than as expressly required by law or stated in the applicable Employee Plan).

                  (d) With respect to each Employee Plan, the Company has furnished to Parent true, correct and complete copies of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Plan; and (v) all other documents, records or other materials related thereto reasonably requested by Buyer.

                  (e) The Company's 401(k) plan (i) is the only employee pension benefit plan maintained by the Company or any ERISA Affiliate; and (ii) meets the qualification requirements of the Code in form and operation, and such plan, and each trust (if any) forming a part thereof, has received a favorable determination letter, opinion, notification and/or advisory letter(s), as applicable, from the Internal Revenue Service as to the qualification under the Code of such plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such letter that may adversely affect the qualification of such plan or the tax-exempt status of such related trust. All Employee

         Plans purporting to qualify for special tax treatment under any provision of the Code, including, without limitation, Code Sections 79, 105, 106, 125, 127, 129, 132, 421 or 501(c)(9) meet in all material respects the requirement of such sections in form and in operation. All reports, returns or filings required by any government agency have been timely filed in accordance in all material respects with all applicable requirements.

                  (f) No condition exists that would subject the Company, any ERISA Affiliate or Parent to any material excise tax, penalty tax or fine related to any Employee Plan.

                  (g) There is no Employee Plan that is subject to Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all material respects in compliance with ERISA, the Code and all other applicable laws; none of the Employee Plans is a "multiple employer plan" or "multiemployer plan" (as described or defined in ERISA or the Code), nor has the Company or any ERISA Affiliate ever contributed or been required to contribute to any such plan; there are no material unfunded liabilities existing under any Employee Plans, and each Employee Plan could be terminated as of the Closing Date without any material liability to the Parent, the Company or any ERISA Affiliate.

                  (h) There are no material actions, suits, claims, audits, or investigations pending or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Plans or their assets; and all contributions required to be made to the Employee Plans have been made timely.

                  (i) None of the Company or any of its subsidiaries is a party to any collective bargaining or other labor union contract. No collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. The Company and its subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and wages and hours. There is no pending or threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may materially interfere with the respective business activities of the Company or any of its subsidiaries. None of the Company, its subsidiaries or any of their respective representatives or employees has committed any materially unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no materially pending or threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

                  (j) None of the Company or any of its subsidiaries is a party to or is bound by any severance agreements, programs, policies, plans or arrangements, whether or not written. Schedule 3.11(j) sets forth, and the Company has provided to Parent true and correct copies of, (i) all employment agreements with officers or employees of the Company or its subsidiaries; (ii) all agreements with consultants or directors of the Company or its subsidiaries; and (iii) all non-competition agreements with the Company.

                  (k) Set forth on Schedule 3.11(k) is a complete list of all current employees, temporary employees, contractors and consultants of the Company or its subsidiaries, including date of hiring, current title and compensation, and date and amount of last increase in compensation.

         SECTION 3.12. Taxes.

                  (a) (i) All returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to the Company or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries have been or will be satisfied in full in all material respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                  (b) All Tax Returns of or with respect to the Company or any of its subsidiaries, with unexpired or extended statutes of limitations, which have not been audited by the applicable governmental authority are set forth in Schedule 3.12(b).

                  (c) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any its subsidiaries or any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax of or with respect to the Company or any of its subsidiaries.

                  (d) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to or against the Company or any of its subsidiaries for or with respect to any Taxes, no assessment, deficiency or adjustment has been assessed or, to the Company's knowledge, proposed with respect to any Tax Return of or with respect to the Company or any of its subsidiaries.

                  (e) The Company has previously delivered to Parent true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting the Company or any of its subsidiaries.

                  (f) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of any of the Company or its subsidiaries.

                  (g) None of the property of the Company or any of its subsidiaries is held in an arrangement for which partnership Tax Returns are being filed, and neither the Company nor any of its subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company or such subsidiary.

                  (h) None of the property of the Company or any of its subsidiaries is subject to a safe-harbor lease (pursuant to Section 168(f) (8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of
         1986) or is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

                  (i) None of the Company or any of its subsidiaries has made an election under Section 341(f) of the Code.

                  (j) None of the Company or any subsidiary has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code) other than the group of which the Company is currently the common parent.

                  (k) None of the Company or any subsidiary is or has ever been subject to Taxes in any jurisdiction outside the United States.

         SECTION 3.13. Tax Matters. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(2)(E) of the Code. The Company is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code, and the Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         SECTION 3.14. Certain Business Practices. None of the Company, any of its subsidiaries or any directors or officers, or to the knowledge of the Company any agents or employees of the Company or any of its subsidiaries has
(a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

         SECTION 3.15. Insurance. All primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company and its subsidiaries, and their respective directors, officers, agents and employees are in full force and effect. The Company has not received a notice of default under any such policy and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

         SECTION 3.16. Properties. Except as set forth on Schedule 3.16 and except for properties and assets disposed of in the ordinary course of business consistent with past practices after the date of the Latest Balance Sheet, the Company and its subsidiaries have good and marketable title, free and clear of all Liabilities and liens, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Latest Balance Sheet as being owned by the Company and its subsidiaries as of the date thereof or purported to be owned on the date hereof. All material buildings, fixtures, equipment and other property and assets held under leases by the Company or any of its subsidiaries are held under valid instruments enforceable by the Company or such subsidiary in accordance with their respective terms. Substantially all of the Company's and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         SECTION 3.17. Certain Material Contracts.

                  (a) Schedule 3.17(a) lists each agreement (whether written or oral and including all amendments thereto) to which the Company or any of its subsidiaries is a party or a beneficiary or by which the Company or any of its subsidiaries is bound that is material, directly or indirectly, to the business of the Company and any of its subsidiaries, (collectively, the "Material Contracts"), including without limitation
         (i) any merchant agreement pursuant to which the Company earns, or is reasonably expected to earn, per annum revenue in excess of $100,000;
         (ii) any licensing, advertising, promotion, consulting or services agreement pursuant to which the Company earns, or is reasonably expected to earn, per annum revenue in excess of $50,000; (iii) any real property leases or any capital or operating leases or conditional sales agreements in excess of $50,000; (iv) any warranty agreements or arrangements under which the Company or any of its subsidiaries has any liability with a value in excess of $50,000; (v) any capital or operating leases or conditional sales agreements relating to vehicles or equipment with a value in excess of $50,000; (vi) any agreements or arrangements pursuant to which the Company or any of its subsidiaries is entitled or obligated to acquire any assets or services from a third party in excess of $50,000; (vii) insurance policies; (viii) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (ix) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company or any of its subsidiaries has any Liability in excess of $50,000; (x) any agreement with or for the benefit of any shareholder, director, officer or employee of the Company or any of its subsidiaries, or any affiliate or family member thereof; (xi) the ten largest agreements by dollar volume with suppliers for generating traffic or leads; and (xii) any other agreement or arrangement pursuant to which the Company or any of its subsidiaries could be required to make or be entitled to receive aggregate payments in excess of $50,000 and which is not cancelable within 30 days notice without penalty.

                  (b) The Company and its subsidiaries have performed in all material respects all of their obligations under each Material Contract and there exists no material breach or default by the Company, or to the knowledge of the Company, the Company's counterparty under any Material Contract.

                  (c) On the date hereof and on the Closing Date, each Material Contract will be valid, binding and in full force and effect and enforceable in all material respects in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity. There has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. The Company has delivered to Parent a copy of each written Material Contract.

                  (d) Except as set forth in Schedule 3.17(d), no consent of any person is required under any Material Contract in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         SECTION 3.18. Intellectual Property.

                  (a) Schedule 3.18(a) lists all Intellectual Property described in clause (i) below owned by the Company or any of its subsidiaries. For purposes of this Agreement, "Intellectual Property" means all (i) patents, pending applications for patents, copyrights and copyrightable works, trademarks, service marks, trade names, service names, brand names, logos, trade dress, Internet domain names and all goodwill symbolized thereby and appurtenant thereto or any licenses or sublicenses with respect to any of the foregoing; (ii) trade secrets, inventions, technology, know-how, proprietary information, research material, specifications, surveys, designs, drawings and processes;
         (iii) computer software and related documentation, including without limitation operating software, network software, firmware, middleware, design software, design tools, management information systems, systems documentation and instructions, algorithms, databases and the tangible objects in which the foregoing rights are embodied (collectively, "Software"); (iv) World Wide Web sites, World Wide Web pages, components, scripts (including cgi scripts), classes, interfaces, forms, databases, Java applets, Web-related code (including HTML, XML DHTML, Java, Active Server Pages and any similar code) and browser plug-ins; (v) artwork, photographs, graphics, animation, editorial copy and materials, formats, color schemes, look-and-feel, functions, features and designs, including without limitation all content currently or previously displayed through Internet sites operated by the Company or any of its subsidiaries; (vi) customer, partner, prospect and marketing lists, market research data, sales data and traffic Internet log files and related reports, data mining reports, third-party Internet reports (including traffic and referral reports) and user data; and (vii) registrations, applications, recordings, common law rights, "moral" rights of authors, licenses (to or from the Company or any of its subsidiaries) and other agreements relating to any of the foregoing.

                  (b) Set forth on Schedule 3.18(b) are any licenses (to or from the Company or any of its subsidiaries) with respect to any Intellectual Property requiring payments in excess of $50,000.

                  (c) To the knowledge of the Company, the Company or its subsidiary, as applicable, owns or has the right to use all Intellectual Property used by the Company and its subsidiaries, as applicable, in connection with or necessary to the operation of their respective businesses without infringing on the rights or claimed rights of any person. Neither the Company nor any of its subsidiaries is obligated to pay any royalty or other consideration to any person in connection with the use of any such Intellectual Property.

                  (d) No claim has been asserted against the Company or any of its subsidiaries to the effect that the use of any Intellectual Property by the Company or any of its subsidiaries infringes the rights of any person. To the Company's knowledge, no other person is currently infringing upon the rights of the Company or any of its subsidiaries with respect to the Intellectual Property.

                  (e) To the knowledge of the Company, the Intellectual Property owned by or licensed to the Company or any of its subsidiaries as of the Closing is sufficient as of the Closing for the uses of their respective businesses.

         SECTION 3.19. Year 2000 Compliance. All hardware, firmware, software and computer systems of the Company and its subsidiaries are Year 2000 Compliant (as defined below) and have continued and shall continue to function in accordance with their intended purpose without material error or material interruption as a result of the transition to the year 2000. As used herein, "Year 2000 Compliant" means, with respect to any entity, that the hardware, firmware, software and computer systems of such entity (a) will completely and accurately address, produce, store and calculate data involving dates before, on and after January 1, 2000, and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression dated based functions; and (b) will provide that date-related functionalities and data fields include the indication of century and millennium and will perform calculations that involve a four-digit year.

         SECTION 3.20. Vote Required. The only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of the holders of (a) a majority of the outstanding shares of the Company Common Stock, (b) a majority of the outstanding shares of Series D Preferred Stock, and (c) a majority of the aggregate outstanding shares of Company Preferred Stock.

         SECTION 3.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.22. Insider Transactions. To the knowledge of the Company, no affiliate of the Company has any interest in any equipment or other property, real or personal, of the Company, or in any creditor, supplier, customer or other person having material business dealings with the Company; provided, however, that no such affiliate shall be deemed to have such an interest solely by virtue of the ownership of less than one percent of the outstanding stock or debt securities of any publicly-held company.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES

         The Parent Companies hereby represent and warrant to the Company that:

         SECTION 4.01. Organization and Qualification. Each of the Parent Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, could reasonably be expected to be materially adverse to the business, operations, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, except to the extent that any such change or effect results from changes in general economic conditions or changes affecting the industry generally in which Parent and the Company operate.

         SECTION 4.02. Charter and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the charter and bylaws, as amended or restated, of each of the Parent Companies. None of the Parent Companies is in violation of any of the provisions of its charter or bylaws.

         SECTION 4.03. Capitalization.

                  (a) As of January 7, 2000, the authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock, of which (u) 73,962,768 shares were issued and outstanding, (v) no shares were held in treasury, (w) 441,000 shares were reserved for issuance upon exercise of outstanding warrants, (x) 12,170,161 shares were reserved for future issuance pursuant to outstanding stock options and shares reserved under stock option plans, (y) 1,400,000 shares were reserved for issuance pursuant to an employee stock purchase plan, and
         (z) 4,622,623 shares were reserved for issuance upon conversion of Parent's 5% convertible notes due 2006; and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. Except as described in this Section 4.03, as of the date of this Agreement, no shares of capital stock of Parent are reserved for any purpose. The outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of (nor are any of the authorized shares of capital stock of Parent subject to) any preemptive or similar rights created by statute, the charter or bylaws of Parent, or any agreement to which Parent is a party or bound.

                  (b) Except as set forth in Section 4.03(a) above, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party relating to the issued or unissued capital stock of Parent or obligating Parent to grant, issue or sell any shares of the capital stock of Parent, by sale, lease, license or otherwise. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or other capital stock of Parent.

                  (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share ("Merger Sub Common Stock"). As of the date of this Agreement, 100 shares of Merger Sub Common Stock were issued and outstanding and held by Parent, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's charter or bylaws or any agreement to which Merger Sub is a party or is bound.

                  (d) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's charter or bylaws or any agreement to which Parent is a party or is bound.

         SECTION 4.04. Authority. Each of the Parent Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Parent Companies and the consummation by each of the Parent Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the Parent Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent Companies and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of each of the Parent Companies.

         SECTION 4.05. No Conflict; Required Filings and Consent.

                  (a) The execution and delivery of this Agreement by each of the Parent Companies does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Parent or any of Parent's subsidiaries, (ii) conflict with or violate any Laws applicable to Parent or any of Parent's subsidiaries or by which any of their properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of Parent's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument or obligation to which Parent or any of Parent's subsidiaries is a party or by or to which Parent or any of Parent's subsidiaries or any of their respective properties is bound or subject, except in the case of clauses (ii) and (iii) where such conflict, violation, breach, default, right, requirement, lien or encumbrance would not have a Parent Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by each of the Parent Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the Parent Companies to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the HSR Act, the filing of appropriate documents with the California Department of Corporations as contemplated by Section 6.01 and the filing and recordation of appropriate merger documents as required by California Law and Delaware Law.

         SECTION 4.06. SEC Reports; Financial Statements.

                  (a) Parent and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with the SEC, including, without limitation, (i) all Annual Reports on Form l0-K,
         (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively, the "SEC Reports"). The SEC Reports, including all SEC Reports filed after the date of this Agreement and prior to the Effective Time (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports filed prior to the Effective Time (i) have been or will be prepared in accordance with the published rules and regulations of the Securities and Exchange Commission (the "SEC") and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP and (B) with respect to SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such consolidated financial statements is not necessarily indicative of the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

         SECTION 4.07. Tax Matters. None of the Parent Companies or, to the knowledge of Parent, any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(2)(E) of the Code.

         SECTION 4.08. Vote Required. No vote of the holders or any class or series of Parent capital stock is required to approve the Merger and adopt this Agreement. Parent, as the sole shareholder of Merger Sub, will promptly vote to approve the Merger and adopt this Agreement.

         SECTION 4.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent Companies.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will and will cause its subsidiaries to:

                  (a) operate its business in all material respects in the usual and ordinary course consistent with past practices; and

                  (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its Material Contracts, Intellectual Property and other material rights, retain the services of its respective officers and key employees and consultants, and maintain its relationships with its material customers and suppliers.

         SECTION 5.02. Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company will not do, and will not permit any of its subsidiaries to do, any of the following:

                  (a) (i) increase the compensation payable to or to become payable to any director or executive officer, unless such increase results from the operation of compensation arrangements in effect prior to the date hereof; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or its subsidiaries as in effect on the date of this Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable law and actions that are not inconsistent with the provisions of Section 6.07, amend in any material respect, or take any other actions with respect to, any of the Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.11(a);

                  (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company;

                  (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly-owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the repurchase at cost of unvested shares of employees upon the termination of their employment with the Company);
         (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

                  (d)(i) except as described in Schedule 3.03(b)(i), issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except in connection with (y) the granting of Stock Options in the ordinary course of business, consistent with past practice, and (z) the exercise of outstanding Stock Options (and Stock Options granted in compliance with this Agreement) in accordance with their terms); (ii) amend or otherwise modify the terms of any such rights or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to accelerate the exercisability of Stock Options;

                  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                  (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets or any assets of any of its subsidiaries, except for dispositions of assets in the ordinary course of business and consistent with past practice;

                  (g) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy;

                  (h) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction (as defined in Section 5.05) or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

                  (i) adopt or propose to adopt any amendments to its charter or bylaws;

                  (j) (A) change any of its methods of accounting in effect at September 30, 1999, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1998, except, in each case, as may be required by Law or GAAP;

                  (k) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

                  (l) enter into any merchant or distribution agreement, without the prior written consent of Parent, which consent will not be unreasonably withheld;

                  (m) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party; or

                  (n) agree in writing or otherwise to do any of the foregoing.

         SECTION 5.03. Parent Covenants. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its subsidiaries to do, any of the following:

                  (a) declare or pay any extraordinary dividend on, make any extraordinary redemption or make any other extraordinary distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly-owned subsidiary of Parent to Parent or another wholly-owned subsidiary of Parent;

                  (b) acquire or agree to acquire, any business or any corporation, partnership, association or other business organization or division thereof, other than any such acquisitions that could not reasonably be expected to materially and adversely affect Parent's ability to effect the consummation of the Merger;

                  (c) adopt or propose to adopt any amendments to its charter or bylaws that could reasonably be expected to materially and adversely affect Parent's ability to effect the consummation of the Merger; or

                  (d) agree in writing or otherwise to do any of the foregoing.


         SECTION 5.04. Access and Information.

                  (a) The Company shall, and shall cause its subsidiaries to (i) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Parent Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and
         (ii) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Parent.

                  (b) Parent shall, and shall cause its subsidiaries to (i) afford to the Company and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Company Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of Parent and its subsidiaries and to the books and records thereof and (ii) furnish promptly to the Company and the Company Representatives such information concerning the business, properties, contracts, records and personnel of Parent and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by the Company.

                  (c) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.


                  (d) The information received pursuant to Sections 5.04(a) and
         (b) shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement, dated as of December 14, 1999 between Parent and the Company (the "Confidentiality Agreement").

         SECTION 5.05. No Solicitation by Company.

                  (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Competing Transaction (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Competing Transaction. For purposes of this Agreement, "Competing Transaction" means any bona fide written inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20 percent or more of the assets of the Company and its subsidiaries on a consolidated basis or 20 percent or more of any class of equity securities of the Company, any public offering of the Company's securities or any tender offer (including a self-tender offer), merger, consolidation, acquisition, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger and this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Competing Transaction.

                  (c) In addition to the obligations of the Company set forth in clauses (a) and (b) above, the Company shall promptly, and in any event within one business day, advise Parent orally and in writing of any request for information relating to any Competing Transaction or of any Competing Transaction, including the material terms thereof and the identity of the person making such request or Competing Transaction. Company will keep Parent informed of any material change to the scope or terms of such request or Competing Transaction, respectively.

                  (d) Nothing contained in this Section 5.05 shall prohibit the Company from making any disclosure to the Company's shareholders if, in the good faith judgment of the

         Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement and the Merger, or approve or recommend, or propose publicly to approve or recommend, a Competing Transaction.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Fairness Hearing.

                  (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the California Department of Corporations an application for a hearing on the fairness (the "Fairness Hearing") of the Merger to the shareholders of the Company (such application, together with any amendments or supplements thereto, being the "Permit Application") pursuant to Section 25142 of the California Corporate Securities Law. The Permit Application shall contain such information as may be required under applicable Law or by the California Department of Corporations. Each of Parent and the Company shall use commercially reasonable efforts (i) to cause the California Department of Corporations to issue the permit (the "Permit") and the accompanying certificate of issuance (the "Certificate of Issuance") approving the Merger on the terms and conditions set forth in this Agreement, and (ii) to take any action required under any applicable federal or state securities Laws to obtain an exemption from registration pursuant to Section 3(a)(10) under the Securities Act of the offer and sale of shares of Parent Common Stock to be issued in the Merger. Prior to the Fairness Hearing, if reasonably requested by Parent, the Company will obtain the opinion of a financial advisor, reasonably acceptable to Parent, to the effect that, as of the date of delivery of such opinion, the Merger Consideration to be received by the holders of the Company Stock in the Merger is fair, from a financial point of view, to such holders. All reasonable out-of-pocket expenses related to such fairness opinion shall be Parent's responsibility regardless of whether the Merger is consummated. Each of Parent and the Company shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions.

                  (b) The information supplied by the Company for inclusion in the Permit Application shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment to the Permit Application, the Company shall promptly inform Parent thereof in writing.

                  (c) The information supplied by Parent for inclusion in the Permit Application shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its affiliates, or to their respective officers or directors, should be discovered by Parent that should be set forth in an amendment to the Permit Application, Parent shall promptly inform the Company thereof in writing.

         SECTION 6.02. Registration Statement; Proxy Statement.

                  (a) If the Permit and the Certificates of Issuance are not issued, as promptly as practicable thereafter, (i) Parent shall prepare and file with the SEC a proxy statement/prospectus (together with any amendments thereof or supplements thereto, the "Proxy Statement") and
         (ii) Parent shall prepare and file with the SEC a registration statement to register the Parent Common Stock to be issued in the Merger (in which the Proxy Statement will be included) on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, being the "Registration Statement"). The Company shall cooperate with Parent in the preparation of the Proxy Statement and the Registration Statement and shall be provided a reasonable opportunity to review and comment on such documents. Each of Parent and the Company shall promptly advise the other if any event or circumstance arises with respect to it or its affiliates or its officers or directors that should be set forth in a supplement or amendment to the Proxy Statement or the Registration Statement. Parent shall use reasonable commercial efforts to cause the Registration Statement to be declared effective as promptly as practicable, and shall use reasonable commercial efforts to take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of the Parent Common Stock to be issued in the Merger. As promptly as practicable after the Registration Statement shall have been declared effective, the Company shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the shareholders of the Company that they vote in favor of the adoption of this Agreement and the Merger. Parent shall cause the Registration Statement and the Proxy Statement to conform as to form and substance in all material respects with all applicable requirements of (i) the Exchange Act including Section 14(a) thereof, and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the Nasdaq National Market, (iv) Delaware Law and (v) California Law.

                  (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement shall not, at the date the Proxy Statement is first mailed or at the time of the Shareholders Meeting (as defined in Section 6.03), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company for any of its subsidiaries, or any of their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent.

                  (c) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement is first mailed or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or its subsidiaries, or any of their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company.

         SECTION 6.03. Meetings of Shareholders. The Company shall, promptly after the issuance of the Permit and the Certificate of Issuance or the effectiveness of the Registration Statement, as applicable, take all actions necessary in accordance with California Law and its charter and bylaws to convene a meeting of the Company's shareholders to act on this Agreement (the "Shareholders Meeting"), and the Company shall consult with Parent in connection therewith. The Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and to secure the vote of its shareholders as required by California Law and its charter and bylaws to approve and adopt this Agreement. The Company's Board of Directors shall recommend that the Company's shareholders vote in favor of the Merger and adoption of this Agreement.

         SECTION 6.04. Appropriate Action; Consents; Filings.

                  (a) The Company and Parent shall each use, and shall cause each of their respective subsidiaries to use, commercially reasonable efforts to (i) take, or cause to be taken, appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and the rules and regulations thereunder, the HSR Act, Blue Sky Laws, California Law, Delaware Law, the Nasdaq National Market and any other applicable Law.

                  (b) Parent and the Company shall cooperate and consult with each other in connection with the making of all filings referred in clause (a) above, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith and shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law.

                  (c) Parent and the Company agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all commercially reasonable efforts to contest and resist, any action, including a legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

                  (d) In the event that any party shall fail to obtain any Governmental Entity or other third party consent, waiver, approval, authorization or order described in clause (a) above and the parties agree to consummate the Merger without such consent, waiver, approval, authorization or order, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, waiver, approval, authorization or order.

                  (e) Each of Parent and the Company shall promptly notify the other of (i) any material change in its business, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (iii) the institution or the threat of material litigation involving it or any of its subsidiaries, or (iv) any event or condition that could reasonably be expected to cause any of the conditions set forth in Section 7.02(a) or (b) or
         Section 7.03(a) or (b), as applicable, not to be satisfied at the Effective Time.

                  (f) Each party hereto shall promptly inform the other of any communication from the California Department of Corporations, the SEC, the Federal Trade Commission, the Department of Justice or any other governmental authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such governmental authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practical after consultation with the other party, an appropriate response in compliance with such request.

         SECTION 6.05. Public Announcements. Prior to the Closing, the Company will not issue a press release or make any statement to the general public or its employees generally concerning the Merger or this Agreement without the express prior written consent of Parent, and Parent will not issue a press release or make any statement to the general public concerning the Merger or this Agreement without first consulting with the Company. Parent and the Company will develop jointly and agree upon the announcement to be made to the Company's employees concerning the Merger.

         SECTION 6.06. Nasdaq Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the Nasdaq National Market prior to the Effective Time.

         SECTION 6.07. Stock Option Plans.

                  (a) Option Plans. Parent and the Company shall take such actions including (with respect to the Company) the amendment of the Option Plan and Stock Options, to permit Parent to assume, and Parent shall assume, effective at the Effective Time, each Stock Option that remains unexercised in whole or in part as of the Effective Time and substitute shares of Parent Common Stock for the shares of the Company Stock purchasable under each such assumed option ("Assumed Option"), which assumption and substitution shall be effected as follows:

                           (i) the Assumed Option shall not give the optionee
                  additional benefits which such optionee did not have under the Stock Option before such assumption and shall be assumed on the same terms and conditions as the Stock Option being assumed, subject to clauses (ii) and (iii) below;

                           (ii) the number of shares of Parent Common Stock
                  purchasable under the Assumed Option shall be equal to the number of shares of Parent Common Stock that the holder of the Stock Option being assumed would have received (without regard to any vesting schedule) upon consummation of the Merger had such Stock Option been exercised in full immediately prior to consummation of the Merger, rounded down to the nearest whole number; and

                           (iii) the per share exercise price of such Assumed
                  Option shall be an amount equal to the per share exercise price of the Stock Option being assumed divided by the Common Stock Exchange Ratio, rounded up to the nearest whole cent.

                  (b) Registration. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options, and, as soon as practicable, and in no event later than ten business days, after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to the Assumed Options, and shall use its best efforts to maintain the effectiveness of such registration statement for so long as any of the Assumed Options remain outstanding.

                  (c) Incentive Stock Options. It is the intention of the parties that Stock Options granted pursuant to the Option Plan that qualified as "incentive stock options" (as defined in Section 422 of the Code) immediately prior to the Effective Time will continue to qualify as "incentive stock options."

         SECTION 6.08. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or liabilities.

         SECTION 6.09. Affiliates; Pooling; Tax Treatment.

                  (a) The Company shall use reasonable efforts to obtain from any person who, to the knowledge of the Company, may reasonably be deemed to be an affiliate of the Company under Rule 145 of the Securities Act or under the pooling rules of the Accounting Principles Board of the SEC, a written agreement substantially in the form of Exhibit D prior to the Effective Time.

                  (b) Parent shall use reasonable efforts to obtain from any person who, to the knowledge of Parent, may reasonably be deemed to be an affiliate of Parent under the pooling rules of Accounting Principles Board of the SEC, a written agreement substantially in the form of Exhibit E prior to the Effective Time.

                  (c) Each party hereto shall use reasonable efforts to cause the Merger to be treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC (a "Pooling Transaction"), and shall not take, and shall use reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

                  (d) Each party hereto shall use reasonable efforts to cause the Merger to qualify, and shall not take, and shall use reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a)(2)(E) of the Code.

         SECTION 6.10. Employee Benefit Plans. For a period of 12 months following the Effective Time, the Parent, in its sole discretion, shall either:
(a) continue (or cause the Surviving Corporation to continue) to maintain the Company Employee Plans on substantially the same terms in the aggregate as in effect immediately prior to the Effective Time, or
(b) arrange for each participant in the Company Employee Plans ("Company Participants") to participate in any similar plans of the Parent ("Parent Plans") on terms no less favorable than those offered to similarly situated employees of Parent, or (c) a combination of clauses (a) and (b). Each Company Participant who continues to be employed by the Surviving Corporation or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under the Parent Plans for years of service with the Company or its subsidiaries prior to the Effective Time. Subject to the approval of any insurance carrier and to the extent consistent with law and applicable tax qualification requirements, Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plans in which they are eligible to participate immediately after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit. Nothing in this
Section 6.10 shall be construed to entitle any employee to continue his or her employment for any period of time, nor to interfere with the rights of the Parent and/or the Company to discharge or discipline any employee, to change the terms of any employee's employment, or to amend or terminate employee benefit plans or programs at any time.

         SECTION 6.11. Indemnification of Directors and Officers.

                  (a) From and after the Effective Time, Parent will fulfill and honor, and will cause the Surviving Corporation to fulfill and honor, in all respects the obligations of Company pursuant to any currently in force indemnification agreements between Company and its directors and officers (which agreements are attached hereto as Schedule 6.11(a)) and any indemnification provisions under the Company's articles of incorporation or bylaws as in effect immediately prior to the Effective Time.

                  (b) The provisions of this Section 6.11 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such Person.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

                  (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                  (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (c) HSR Act. The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

                  (d) Nasdaq Listing. The shares of Parent Common Stock issuable pursuant to the Merger or pursuant to the Assumed Options shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

                  (e) Permit; Registration. The California Commissioner of Corporations shall have issued the Permit and the Certificate of Issuance with respect to the Merger or the issuance of the Parent Common Stock in connection with the Merger shall have been registered pursuant to the Registration Statement declared effective by the SEC.

         SECTION 7.02. Additional Conditions to Obligations of the Parent Companies. The obligations of the Parent Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Parent, in whole or in part:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then this condition shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Company Material Adverse Effect. The Parent Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to such effect.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The

         Parent Companies shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, to that effect.

                  (c) 1999 Financial Statements. The Company shall have delivered to Parent true and complete copies of the audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1999, including a balance sheet and related statements of operations, retained earnings and cash flows of the Company and its subsidiaries for the fiscal year ended on such date (the "1999 Financial Statements"). As of the date of delivery to Parent, the 1999 Financial Statements shall be deemed incorporated into and part of the representations and warranties set forth in Section 3.07.

                  (d) Dissenting Shareholders. At the Effective Time, holders representing no more than five percent of the outstanding shares of Company Stock shall be eligible to seek appraisal in accordance with California Law.

                  (e) Opinion of Company Counsel. Counsel to the Company shall furnish to Parent a written legal opinion, in form and substance reasonably satisfactory to Parent and its counsel, covering the matters set forth in Exhibit F.

                  (f) Material Consents and Approvals. The Company shall provide written evidence that all filings, authorizations, consents, approvals or other actions necessary to consummate the Merger shall have been filed, obtained or taken, as the case may be, and there shall be no action taking or any agreement entered into in connection with such authorization, consent, approval or other action which imposes any condition or restriction upon Parent or the Company, which, in the reasonable judgment of Parent, would be materially burdensome in the context of the transactions contemplated by this Agreement.

                  (g) Termination of Investors Rights Agreement. The requisite parties to the Amended and Restated Investor Rights Agreement, dated as of June 4, 1999, as such agreement may have been amended or amended and restated, by and among the Company and the investors party thereto, shall have agreed in writing that the Investor Rights Agreement will terminate upon the Closing.


         SECTION 7.03. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company, in whole or in part:

                  (a) Representations and Warranties. Each of the representations and warranties of the Parent Companies contained in this Agreement shall be true and correct as of the date hereof, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then this condition shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Parent Material Adverse Effect. The Company shall have received a certificate of the President and the Chief Financial Officer of the Parent, dated the Closing Date, to such effect.

                  (b) Agreements and Covenants. The Parent Companies shall have performed or complied with the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of the President and the Chief Financial Officer of the Parent, dated the Closing Date, to that effect.

                  (c) Tax Opinion. Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall have delivered to the Company its written opinion substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, (ii) Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of the Company Stock upon receipt of shares of Parent Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in Parent Common Stock, and such opinion shall not have been withdrawn or modified in any material respect.

                  (d) Opinion of Parent Counsel. Counsel to the Parent Companies shall furnish to the Company a written legal opinion, in form and substance reasonably satisfactory to the Company and its counsel, covering the matters set forth in Exhibit G.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

                  (a) by mutual consent of Parent and the Company;

                  (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company is untrue, in either case such that the conditions set forth in Section 7.02(a) or (b), as the case may be, would be incapable of being satisfied by September 30, 2000; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this clause (b);

                  (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent Companies set forth in this Agreement, or if any representation or warranty of the Parent Companies is untrue, in either case such that the conditions set forth in Section 7.03(a) or (b), as the case may be, would be incapable of being satisfied by September 30, 2000; provided, that in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this clause (c);

                  (d) by either Parent or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.04(c) of this Agreement;

                  (e) by either Parent or the Company, if the Merger shall not have been consummated before September 30, 2000, unless the failure to consummate the Merger by such date is the result of a willful breach of this Agreement by the party seeking to terminate; or

                  (f) by either Parent or the Company, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Shareholders Meeting.

The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         SECTION 8.02. Effect of Termination.

                  (a) Except as provided in Section 8.05, Section 9.01 and clauses (b) and (d) of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the Parent Companies or the Company to the other and all rights and obligations of any party hereto shall cease.

                  (b) Nothing herein shall relieve the Company of any liability for any willful breach of the Company's representations, warranties, covenants or agreements contained in this Agreement, in which case Parent shall have the rights and remedies available to it at Law or in equity as a result of such willful breach, without regard to the Option Agreement or any payment made to Parent by the Company pursuant to
         Section 8.05(b).

                  (c) Parent and Merger Sub shall be relieved of any and all liability for any willful breach of any of their representations, warranties, covenants or agreements contained in this Agreement upon the payment to the Company of a liquidated damages fee in the amount of $60,000,000 (the "Liquidated Damages Fee"), in which case the

         Company shall have no rights and remedies available to it at Law or in equity as a result of such willful breach. The parties acknowledge and agree that it would be impractical to estimate the amount of any damages that could arise out of any willful breach by Parent and/or Merger Sub. The parties therefore agree that in the event of any willful breach by Parent and/or Merger Sub, the Company will be entitled to the Liquidated Damages Fee, which all parties agree is a reasonable estimate of actual damages that the Company would suffer or incur as a result of a willful breach by Parent and/or Merger Sub.

                  (d) The Option Agreement shall be governed by its own terms with respect to termination.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment, which under applicable Law may not be made without the approval of the shareholders of the Company, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. Waiver. Subject to Section 8.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this
Section 8.04, the Parent Companies as a group shall be deemed to be one party.

         SECTION 8.05. Fees, Expenses and Other Payments.

                  (a) Except as set forth in Section 6.01(a), all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses. "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation and filing of the Permit Application and the solicitation of shareholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

                  (b) The Company agrees that if this Agreement is terminated pursuant to either Section 8.01(b) due to a willful breach or Section 8.01(f), and the Company enters into a definitive agreement with respect to a Competing Transaction (defined for this purpose to substitute "50 percent" for the reference to "20 percent" in the definition thereof set forth in Section 5.05) or shall consummate a Competing Transaction (defined for this purpose to substitute "50 percent" for the reference to "20 percent" in the definition thereof set forth in Section 5.05) at any time prior to or within the nine-month period commencing on the date of termination of this Agreement, then the Company shall pay to Parent an amount equal to $25,000,000.

                  (c) Any payment required to be made pursuant to clause (b) above shall be made contemporaneously with the consummation of a Competing Transaction. In either of the foregoing cases, payment shall be made by wire transfer of immediately available funds to an account designated by Parent.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Effectiveness of Representations, Warranties and Agreements.

                  (a) Except as set forth in clause (b) below, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

                  (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and IX and Sections 6.07, 6.09, 6.10 and
         6.11 shall survive the Effective Time and those set forth in Sections
         8.02 and 8.05 and Article IX hereof shall survive termination. Nothing herein shall be construed to cause the Confidentiality Agreement to terminate upon the termination of this Agreement pursuant to Article VIII.

         SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

                  (a)      If to any of the Parent Companies, to:

                           CNET, Inc.
                           150 Chestnut Street
                           San Francisco, CA 94111
                           Attention: Chief Financial Officer
                           Facsimile No: (415) 395-9330
                  with a copy to:

                           Hughes & Luce, L.L.P.
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas 75201
                           Attention: R. Clayton Mulford
                           Facsimile No.: (214) 939-6100

                  (b)      If to the Company, to:

                           mySimon Inc.
                           4500 Great America Parkway
                           Suite 300
                           Santa Clara, California 95054
                           Attention: Chief Financial Officer
                           Facsimile No: (408) 330-4401

                  with copies to:

                           Wilson Sonsini Goodrich & Rosati
                               Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention: Mark E. Bonham
                           Facsimile: (650) 493-6811

                  and

                           Wilson Sonsini Goodrich & Rosati
                               Professional Corporation
                           Spear Street Tower
                           One Market
                           San Francisco, California  94105
                           Attention: Steve L. Camahort
                           Facsimile: (415) 222-9633


         SECTION 9.03. Certain Definitions. For the purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "business day" means any day other than a day on which banks in the State of California are authorized or obligated to be closed;

                  (c) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                  (d) "knowledge" or "known" means with respect to any matter in question, (i) with respect to the Company, if an officer or director of the Company has actual knowledge of such matter, and (ii) with respect to Parent, if an executive officer has actual knowledge of such matter;

                  (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section l3(d) of the Exchange Act);

                  (f) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

                  (g) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (x) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (y) customs, duties, imposts, charges, levies or other similar assessments of any kind, and
         (z) interest, penalties and additions to tax imposed with respect thereto.

         SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

         SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits and the Company Schedules), the Option Agreement and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

         SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise except that Parent may assign the right and obligation of Merger Sub to another of its wholly-owned subsidiaries.

         SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.07 and Section 6.11), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 9.11. Governing Law. Except to the extent the laws of the State of California are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 9.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                            CNET, INC.


                                            By: /s/ HALSEY MINOR
                                               --------------------------------
                                            Name:   Halsey Minor
                                                 ------------------------------
                                            Title:  Chairman of the Board
                                                  -----------------------------
                                                    and Chief Executive Officer
                                                  -----------------------------


                                            CNET SUB, INC.


                                            By: /s/ HALSEY MINOR
                                               --------------------------------
                                            Name:   Halsey Minor
                                                 ------------------------------
                                            Title:  Chairman of the Board
                                                  -----------------------------
                                                    and Chief Executive Officer
                                                  -----------------------------



                                            MYSIMON INC.


                                            By: /s/ JOSH GOLDMAN
                                               --------------------------------
                                            Name:   Josh Goldman
                                                 ------------------------------
                                            Title:  President & CEO
                                                  -----------------------------